Axos Financial, Inc. Reports First Quarter Fiscal Year 2027 Results

LAS VEGAS, NV – (BUSINESS WIRE) – October 29, 2026 – Axos Financial, Inc. (NYSE and NYSE Texas: AX) (“Axos” or the “Company”) today announced unaudited financial results for the first fiscal quarter ended September 30, 2026. Net income was $129.6 million and diluted earnings per share (“EPS”) was $2.25 for the quarter ended September 30, 2026. Net income for the quarter ended September 30, 2025 was $112.4 million and diluted EPS was $1.94. Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures described further below, increased $14.5 million to $134.8 million and increased $0.27 to $2.34, respectively, for the quarter ended September 30, 2026, compared to $120.4 million and $2.07, respectively, for the quarter ended September 30, 2025.
First Quarter Fiscal 2027 Financial Summary

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2026	2025	% Change
Net interest income	$331,256	$291,050	13.8%
Non-interest income	$63,815	$32,340	97.3%
Net income	$129,648	$112,352	15.4%
Adjusted earnings (Non-GAAP)[1]	$134,838	$120,377	12.0%
Diluted EPS	$2.25	$1.94	16.0%
Adjusted EPS (Non-GAAP)[1]	$2.34	$2.07	13.0%
[1] See “Use of Non-GAAP Financial Measures”
“Net interest margin increased by 10 basis points quarter-over-quarter, resulting in a 16.8% annualized growth in net interest income,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Excluding net paydowns in single-family mortgage and warehouse, multifamily and small balance commercial real estate, ending loans grew by approximately $563 million this quarter. Our loan pipeline remains solid, and we expect a few large loans that did not close in the September 2026 quarter to drive an acceleration in overall loan growth in the December 2026 quarter.”

“Double-digit growth in net interest income and non-interest income, coupled with good operating expense management, resulted in a 16.0% year-over-year increase in diluted earnings per share in our fiscal first quarter of 2027,” said Derrick Walsh, Chief Financial Officer of Axos. “We charged off two non-performing C&I loans that we set aside specific loan loss reserves for in prior quarters. Excluding those two C&I charge-offs, our annualized net charge-offs to average loans was 0.08% in the three months ended September 30, 2026. We remain well-reserved given our historically low levels of net charge-offs.”
Other Highlights
•Net interest margin was 4.64% for the three months ended September 30, 2026, up 10 basis points from 4.54% in the three months ended June 30, 2026
•Ending net loan balances were $25.9 billion at September 30, 2026, reflecting loan growth of $316.6 million for the three months ended September 30, 2026
•Non-performing assets to total assets were 0.51% as of September 30, 2026, down from 0.64% as of September 30, 2025
•Non-interest income was $63.8 million for the three months ended September 30, 2026, up 97.3% from $32.3 million for the three months ended September 30, 2025
•Total deposits were $25.4 billion at September 30, 2026, an increase of $847.8 million from $24.6 billion at June 30, 2026
•Pretax income for the Securities Business Segment increased by 23.8% year-over-year to $10.3 million in the three months ended September 30, 2026

•During the quarter ended September 30, 2026 and through October 23, 2026, the Company repurchased $14.0 million of Axos common stock at an average price of $87.40 per share. As of October 23, 2026 the Company had $112.1 million of share repurchase authorization remaining under the Company’s common stock repurchase program
•Book value per share increased to $57.92 at September 30, 2026, up 17.5% from $49.31 at September 30, 2025
First Quarter Fiscal 2027 Income Statement Summary
Net income was $129.6 million and diluted EPS was $2.25 for the three months ended September 30, 2026, compared to net income of $112.4 million and diluted EPS of $1.94 for the three months ended September 30, 2025. Net interest income increased $40.2 million, or 13.8%, for the three months ended September 30, 2026, compared to the three months ended September 30, 2025, primarily due to an increase in interest income earned on loans, partially offset by a decrease in interest income on deposits at other financial institutions, and increases in interest expense on advances from the Federal Home Loan Bank and secured financings.
The provision for credit losses was $24.5 million for the three months ended September 30, 2026, compared to $17.3 million for the three months ended September 30, 2025. The provision for credit losses for the three months ended September 30, 2026, was primarily driven by certain individually assessed loans, partially offset by a benefit in the Commercial Real Estate portfolio and lower expected losses on unfunded lending commitments, both resulting from an improved macroeconomic outlook reflected in the forecast scenarios used in the allowance for credit losses model.
Non-interest income increased to $63.8 million for the three months ended September 30, 2026, compared to $32.3 million for the three months ended September 30, 2025. The increase was primarily due to operating lease rental and other income from the acquisition of Verdant Commercial Capital, LLC (“Verdant”) on September 30, 2025, commercial office complex operating lease rental income and higher prepayment penalty income.
Non-interest expense, comprised of various operating expenses, increased $39.2 million to $195.4 million for the three months ended September 30, 2026, from $156.2 million for the three months ended September 30, 2025. The increase was primarily due to higher depreciation and amortization expense, mainly attributable to Verdant and the acquisition of deposits, an increase in salaries and related costs, general and administrative expense and higher data and operational processing expense, partially offset by lower professional and contracted services expense.
Balance Sheet Summary
Axos’ total assets increased by $0.9 billion, or 2.9%, to $30.8 billion, at September 30, 2026, from $30.0 billion at June 30, 2026, primarily attributable to an increase in cash and cash equivalents and loans, partially offset by a decrease in available-for-sale-securities. Total liabilities increased by $0.8 billion, or 2.8%, to $27.6 billion at September 30, 2026, from $26.8 billion at June 30, 2026, primarily attributable to higher deposit balances, including the acquisition of deposits from Capital One, partially offset by lower advances from the Federal Home Loan Bank and secured financings. Stockholders’ equity increased $122.4 million, or 3.9%, to $3.3 billion at September 30, 2026, from $3.2 billion at June 30, 2026, primarily due to net income of $129.6 million.
Conference Call
A conference call and webcast will be held on Thursday, October 29, 2026, at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until November 29, 2026 at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13763017.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $30.8 billion in consolidated assets as of September 30, 2026, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $48.0 billion of assets under custody and/or administration as of September 30, 2026, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE and NYSE Texas under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index, among other indices. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Segment Reporting
The Company operates through two segments: the Banking Business Segment and the Securities Business Segment. In order to reconcile the two segments to the consolidated totals, the Company includes corporate activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business Segment and non-interest expense incurred by the Banking Business Segment for cash sorting fees related to deposits sourced from Securities Business Segment customers.
The following tables present the operating results of the segments:

	For the Three Months Ended September 30, 2026
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$325,573	$10,642	$(4,959)	$331,256
Provision for credit losses	24,500	—	—	24,500
Non-interest income	40,022	30,498	(6,705)	63,815
Non-interest expense	164,982	30,884	(456)	195,410
Income before income taxes	$176,113	$10,256	$(11,208)	$175,161

	For the Three Months Ended September 30, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$287,200	$8,194	$(4,344)	$291,050
Provision for credit losses	17,255	—	—	17,255
Non-interest income	12,375	29,457	(9,492)	32,340
Non-interest expense	128,493	29,367	(1,614)	156,246
Income before income taxes	$153,827	$8,284	$(12,222)	$149,889

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.

Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	For the Three Months Ended September 30,
(Dollars in thousands, except per share data)	2026	2025
Net income	$129,648	$112,352
Acquisition-related costs[1]	7,012	2,941
Verdant acquisition - Provision for credit losses	—	7,765
Income tax effect	(1,822)	(2,681)
Adjusted earnings (Non-GAAP)	$134,838	$120,377

Average dilutive common shares outstanding	57,554,935	57,782,828

Diluted EPS	$2.25	$1.94
Acquisition-related costs[1]	0.12	0.05
Verdant acquisition - Provision for credit losses	—	0.13
Income tax effect	(0.03)	(0.05)
Adjusted EPS (Non-GAAP)	$2.34	$2.07
1 Acquisition-related costs include amortization of intangible assets, and for the three months ended September 30, 2025, also include $1.3 million of acquisition-related costs associated with the Verdant acquisition.

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest comparable GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025
Common stockholders’ equity	$3,288,794	$3,166,418	$2,793,121
Less: servicing rights, carried at fair value	26,469	25,653	26,243
Less: goodwill and other intangible assets—net	271,505	249,317	205,747
Tangible book value (Non-GAAP)	$2,990,820	$2,891,448	$2,561,131

Common shares outstanding at end of period	56,777,418	56,734,049	56,643,547

Book value per common share	$57.92	$55.81	$49.31
Less: servicing rights, carried at fair value per common share	0.47	0.45	0.46
Less: goodwill and other intangible assets—net per common share	4.77	4.40	3.63
Tangible book value per common share (Non-GAAP)	$52.68	$50.96	$45.22

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, tariffs, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2026, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf, are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2026	June 30, 2026	September 30, 2025
Selected Balance Sheet Data:
Total assets	$30,844,961	$29,961,869	$27,431,817
Loans—net of allowance for credit losses	25,912,024	25,595,403	22,635,137
Allowance for credit losses	304,361	347,375	307,431
Available-for-sale securities	780,585	803,667	57,798
Securities borrowed	190,831	163,462	182,518
Customer, broker-dealer and clearing receivables	320,416	347,944	263,095
Total deposits	25,413,197	24,565,392	22,264,753
Advances from the Federal Home Loan Bank	60,000	154,000	60,000
Secured financings	511,647	576,680	782,423
Borrowings, subordinated notes and debentures	343,166	342,915	510,064
Securities loaned	238,502	194,729	204,620
Customer, broker-dealer and clearing payables	386,792	365,792	385,821
Total stockholders’ equity	$3,288,794	$3,166,418	$2,793,121

Common shares outstanding at end of period	56,777,418	56,734,049	56,643,547
Common shares issued at end of period	72,140,489	71,939,630	71,356,152

Per Common Share Data:
Book value per common share	$57.92	$55.81	$49.31
Tangible book value per common share (Non-GAAP)[1]	$52.68	$50.96	$45.22

Capital Ratios:
Equity to assets at end of period	10.66%	10.57%	10.18%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	10.15%	9.94%	10.26%
Common equity tier 1 capital (to risk-weighted assets)	12.22%	11.76%	11.66%
Tier 1 capital (to risk-weighted assets)	12.22%	11.76%	11.66%
Total capital (to risk-weighted assets)	14.81%	14.39%	15.20%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	9.35%	9.24%	9.69%
Common equity tier 1 capital (to risk-weighted assets)	11.33%	10.93%	11.37%
Tier 1 capital (to risk-weighted assets)	11.33%	10.93%	11.37%
Total capital (to risk-weighted assets)	12.48%	12.10%	12.62%

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended
	September 30,
(Dollars in thousands, except per share data)	2026	2025
Selected Income Statement Data:
Interest and dividend income	$517,077	$465,736
Interest expense	185,821	174,686
Net interest income	331,256	291,050
Provision for credit losses	24,500	17,255
Net interest income, after provision for credit losses	306,756	273,795
Non-interest income	63,815	32,340
Non-interest expense	195,410	156,246
Income before income taxes	175,161	149,889
Income tax expense	45,513	37,537
Net income	$129,648	$112,352

Weighted average number of common shares outstanding:
Basic	56,756,005	56,512,587
Diluted	57,554,935	57,782,828

Per Common Share Data:
Net income:
Basic	$2.28	$1.99
Diluted	$2.25	$1.94
Adjusted earnings per common share (Non-GAAP)[1]	$2.34	$2.07

Performance Ratios and Other Data:
Growth in loans held for investment, net	$316,621	$1,585,527
Loan originations for sale	$47,342	$47,122
Return on average assets	1.72%	1.77%
Return on average common stockholders’ equity	15.66%	15.94%
Interest rate spread[2]	3.91%	3.89%
Net interest margin[3]	4.64%	4.75%
Net interest margin[3] – Banking Business Segment	4.67%	4.80%
Efficiency ratio[4]	49.46%	48.32%
Efficiency ratio[4] – Banking Business Segment	45.13%	42.89%

Asset Quality Ratios:
Net annualized charge-offs to average loans	1.09%	0.11%
Non-accrual loans to total loans	0.59%	0.74%
Non-performing assets to total assets	0.51%	0.64%
Allowance for credit losses - loans to total loans held for investment	1.16%	1.34%
Allowance for credit losses - loans to non-accrual loans	195.79%	180.41%
1     See “Use of Non-GAAP Financial Measures.”
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.